EXHIBIT 10.22

May 26, 1989

Mr. James P. O’Hanlon
4680 Township Walk
Marietta, Georgia 30066

Dear Jim:

We were delighted to hear from you this morning confirming your decision to join the Virginia Power team. As discussed yesterday, your initial salary will be $135,000 per year as Vice President-Nuclear Services reporting directly to me. You will be given an up-front payment of $50,000, and an additional $25,000 at the completion of your first year of employment.

In addition to your base salary, you are eligible to participate in the following two incentive plans with awards paid as a percentage of your salary grade midpoint:

•	Annual Management Incentive Plan- Target Award = 20% of midpoint. Eligibility will begin January 1, 1990.

•	Long-term (3 year cycle) Performance Achievement Plan- Target Shares = 10% of midpoint. You will be eligible for a prorata award from the 1989-91 Plan.

Your coverage under Virginia Power’s Retirement Plan will begin after six (6) months of employment. To assist you with your retirement income, you will be credited with 20 years of service upon attaining age 55, and 30 years of service at age 60 when your actual service will be approximately 14 years.

I think you will find Virginia Power offers a competitive employment package. I understand Max Bartholomew provided you with information on the flexible benefits programs. In addition, I am attaching/enclosing the following:

•	Benefits Summary-Attachment I
•	1989 Policy Guidelines for Selection, Purchase, and Disposal of Executive Vehicles (Reference Group 3)- Enclosure I
•	Transfer/Relocation Policy and guide (Reference Plan A-with an additional transfer allowance of three times gross monthly salary) Enclosure II

Mr. James P. O’Hanlon

May 26, 1989

We would like you to report on Thursday, June 15, 1989 at our Innsbrook Technical Center, 5000 Dominion Boulevard, Short Pump, Virginia. If our offer as outlined here is acceptable, please sign in the space below and return a copy to me for our files. If you have any questions, please feel free to call me collect at (804) 273-3551.

Jim, once again, let me welcome you aboard and I look forward to working with you on the challenges and opportunities presented by our nuclear program.

Sincerely,

/s/William L. Stewart

William L. Stewart
Senior Vice President-Nuclear

Enclosures

I accept the offer as described above.

      /s/ James P. O’Hanlon
James P. O’Hanlon

     May 31, 1989
Date

September 18, 1997

Mr. James P. O’Hanlon
Senior Vice President – Nuclear

Dear Jim:

I am pleased to advise you that the Board of Directors has authorized an increase in your base annual salary as Senior Vice President – Nuclear to $322,000, effective August 1, 1997. The Board recognizes the outstanding contributions you have made to the Company’s success. As further inducement for you to continue your excellent performance and remain in the employ of the Company, the Board has provided that you will be eligible for lifetime benefits under the Company’s Executive Supplemental Retirement Plan if your employment as an officer continues through the date of your 60th birthday.

Please return your signed acknowledgement of this letter.

Sincerely yours,

/s/ Norman Askew

Norman Askew
President and CEO

Acknowledged:      /s/ James P. O’Hanlon
                               James P. O’Hanlon

Dated: September   24 , 1997